EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ZAGG Inc:
We consent to the incorporation by reference in the registration statements (Nos. 333-147510, 333-179227, 333-187467, and 333-203892) on Form S-8 and (Nos. 333-181748 and 333-208213) on Form S-3 of ZAGG Inc of our reports dated March 14, 2018, with respect to the consolidated balance sheets of ZAGG Inc and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of ZAGG Inc.
Our report dated March 14, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that ZAGG Inc did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the control environment, risk assessment and control activities related to customer product returns and accounts receivable as of December 31, 2017 have been identified and included in management's assessment.
/s/ KPMG LLP
Salt Lake City, Utah
March 14, 2018